UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/16/2010

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 10, 2010, Technitrol's Board of Directors approved certain amendments to the company's By-Laws. The amendments were effective immediately upon their approval by the Board. Apart from non-substantive and conforming changes, the By-Laws were amended in the manner summarized below:

- Scheduling the Annual Meeting. Article II, Section 2 was revised to provide the Board with increased flexibility in scheduling annual meetings.

- Quorum Provisions. Article II, Section 7 was revised to provide increased flexibility to adjourn meetings of shareholders when a quorum is not present and to conform to the provisions of the Pennsylvania Business Corporation Law which provide that certain adjourned meetings may be duly organized when less than a quorum is present.

- Majority Vote. Article II, Section 8 was revised to clarify the company's majority voting standard and to provide that an adjourned meeting of shareholders may be properly organized even if less than a majority of the outstanding shares attend the adjourned meeting.

- Advance Notice of Shareholder Proposals. Article II, Section 12 was added to establish certain requirements for shareholder proposals.

- Advance Notice of Shareholder Nominations. Article II, Section 13 was added to establish certain requirements for shareholder nominations.

- Number of Directors. Article III, Section 1 was revised to clarify that the Board determines the exact number of board members.

- Age of Directors. Article III, Section 4 was revised to increase the eligible age at which a person may be nominated for director from age seventy to age seventy-two.

- Manner of Notice. Article III, Section 8 and Article IV, Section 1 were revised to allow notices to be provided by email and other means of electronic communication.

The foregoing summary is not complete and is qualified in its entirety by reference to the complete text of the company's Amended and Restated By-Laws attached hereto as Exhibit 3.3.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

    Exhibit 3.3    By-Laws, amended and restated as of September 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: September 16, 2010	By:	/s/ Drew A. Moyer
Drew A. Moyer
Interim Chief Executive Officer; Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-3.3